Exhibit 23.1

Consent of Independent Registered Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Crystal River Capital, Inc. for the registration of $500,000,000 of its common stock, preferred stock, depositary shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 22, 2007, with respect to the consolidated financial statements and schedule of Crystal River Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

New York, New York
August 24, 2007